Exhibit 10.23

Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

January 7, 2021

Confidential

Via Electronic Mail

BLADE Urban Air Mobility, Inc. Attn: Will Heyburn

499 East 34th Street

New York, NY 10016

Email: will@flyblade.com

Re:       Strategic Alliance for Westchester County Airport Collaboration

Dear Will:

This strategic alliance ("Alliance") outlines the proposed terms for a shared hangar license agreement and a proposed development of a vertiport at the Westchester County Airport in White Plains, New York (the "Airport") and certain other collaborative relationships between BLADE Urban Air Mobility, Inc. ("BLADE") and Ross Aviation Holdings, LLC and its wholly-owned subsidiary HPN NY Holdings, LLC, dba Ross Aviation - White Plains ("Ross Aviation"). Upon acceptance of this Alliance, the parties will immediately begin working together to establish a Hangar Agreement (as defined below) and any other definitive agreements covering the terms below.

1.	Hangar Space and Kiosk: Ross Aviation will provide an operator designated by BLADE (the "Operator") with space in its T-Hangar located at 67 Tower Road, West Harrison, NY 10604 for storage of its Bell 407 helicopter, provided that the crew will be responsible for folding its blades in a parallel fashion, pursuant to the terms of a Shared Hangar License Agreement to be entered into by the Operator and Ross Aviation (the "Hangar Agreement"). Ross Aviation will also provide dedicated lobby space (~15 square feet) at Ross Aviation West at no additional charge for a BLADE kiosk that will be provided and staffed by BLADE. BLADE Flyers will have shared use of the lobby space and common guest reception areas. The Hangar Agreement will include the following terms:

a.	License Fee: Monthly license fee of [*****]; subject to adjustment in renewal terms based on TTM Sales Fees

b.	Fuel: Fuel pricing at [*****].

c.	Handling Fees: Handling fees of [*****] per operation (waived with minimum fuel purchase of [*****] gallons), for any towing / ground movement operations or if BLADE is unable to service and handle without support from Ross Aviation.

d.	Landing Fees: Landing fees of [*****] per operation (required by County and subject to change)

e.	Security Fees: No additional security fees will be imposed.

3200 Cherry Creek South Drive, Suite 670  •  Denver, CO 80209  •  Phone: (303) 830-7700

f.	Sales Fees: BLADE will pay a Sales Fee to Ross Aviation calculated as [*****] of all gross revenues generated by Ross Aviation. BLADE will further pay a [*****] Sales Fee to Ross Aviation on a monthly basis on any BLADE ground transportation booked by Ross Aviation's based tenants, transient guests and Preferred Partners' customers. The Sales Fees will be paid monthly with accounting and documentation acceptable to Ross Aviation.

g.	Customer/Preferred Partner Benefits: BLADE will provide a [*****] discount off the lowest published rate or lowest rate offered to other HPN FBO customers for Ross Aviation's based tenants, transient guests, and Preferred Partners' (e.g., Flexjet, Jet Linx, Jet Aviation, Aircraft Services Group, Solairus Aviation) customers for BLADE helicopter services.

h.	BLADE Staff: BLADE will staff appropriately and will provide trained, safety sensitive and badged staff to handle all of its flyers' needs before and after each mission. BLADE will provide and pay all expenses for at least one (1) trained flight coordinator per arrival and departure operation to coordinate and execute services, including but not limited to: passenger greeting and check-in, luggage handling (on separate carts provided by Blade), ramp escort/transport, embarkation/disembarkation, vehicle valet parking fee coordination, catering/F&B handling, etc. Any Blade staff will be badged at BLADE's expense for AOA access and strictly adhere to Ross Aviation's and the Airport's safety protocols. Blade's staff will communicate constantly with Ross Aviation team members and take direction from Ross Aviation management on all matters related to safety. Blade's onsite service and amenities are intended to enhance, not infringe upon, Ross Aviation's flight hospitality services for its guests. Ross Aviation will handle all technical and ground service aircraft operations such as fueling, marshalling, parking, towing, and hangar operations.

i.	Vehicle Valet Parking: If self-parking is not available to BLADE passengers, or if parking is expected to be constrained or vehicles otherwise need to be parked offsite, Ross Aviation will provide valet parking service at a cost to BLADE of [*****] per vehicle per day.

j.	Other: Additional taxes and government fees will be billed to BLADE as charged. Provided that the Operator of the Aircraft operates under a valid Part 135 Certificate or similar authorization, no additional approvals to operate as contemplated are expected. Exterior signage and employees' ramp access (i.e., badging) require Airport approval.

k.	Security Deposit: [*****]

I.	Aircraft: Bell 407 (operator to provide and maintain dolly and all other necessary equipment).

m.	Maintenance: As defined in the Hangar Agreement, to be allowed in the hangar space.

n.	Aircraft Ownership/ Control: A current operator selected by Blade Urban Mobility, Inc.

2.	Charter: As soon as possible following the renovation contemplated in section 4(b) below, or as soon as practicable following the commencement of the Hangar Agreement (in the case of charters not requiring FBO access), BLADE will allow Ross Aviation East or West to handle all BLADE fixed-wing and rotor charter flights on the following terms:

3200 Cherry Creek South Drive, Suite 670  •  Denver, CO 80209  •  Phone: (303) 830-7700

a.	FUEL: [*****] per gallon or as otherwise negotiated between Ross Aviation and charter operator

b.	HANDLING: Standard fuel minimums and handling fees apply

c.	LANDING FEES: [*****] per operation (per County and subject to change)

d.	SECURITY FEE: [*****] per operation

Fuel rates and fees may be subject to existing agreements between Ross Aviation and operator.

3.	Right of First Offer: BLADE will grant Ross Aviation a right of first offer on all potential management opportunities on BLADE acquired infrastructure in instances where BLADE is seeking third party management.

4.	Additional Agreements: The parties will agree to further collaborate as follows:

a.	BLADE will move all HPN flight operations to Ross Aviation by [*****] at preferred partner rates to be negotiated.

b.	Until the Ross Aviation West redevelopment project is approved and built ([*****]), BLADE may renovate up to [*****], subject to Ross Aviation's approval dedicated office/lobby space for BLADEone and Charter flight passenger handling at Ross Aviation West, based on space availability with direct tarmac access, subject to the terms and conditions of a separate sublease agreement to be entered into by and between BLADE and LESSOR. Space shall be co- branded "BLADE" and "Ross Aviation." The lobby and common areas will be serviced by both Ross Aviation and BLADE and available to all customers of Ross Aviation.

Anticipated Fall 2021 start.

c.	BLADE will promote Ross Aviation to all customers as its preferred ground handler; Ross Aviation will promote BLADE as its preferred urban air mobility provider.

d.	Ross Aviation may bundle a BLADE "space available" benefit for based tenants for [*****] per year for unlimited helicopter shuttles for up to [*****] pax on commuter flights between HPN and Manhattan, based on availability, within 24 hours of scheduled flight time.

e.	Blade and Ross Aviation will work together to offer Blade services and terminals at one or more Ross Aviation FBOs in Bedford and Cape Cod, Massachusetts as well as Palm Springs/Thermal and Long Beach, California, with services anticipated to commence in the second half of 2021.

f.	Blade and Ross Aviation will seek additional areas of cooperation as Ross Aviation adds FBOs to its network.

5.	Airport Vertiport Development: BLADE and Ross Aviation mutually agree to work together to develop a vertiport within the existing Ross Aviation footprint at the Airport to accommodate EVA, including a capital contribution and economic arrangement to be agreed upon. If development is approved:

3200 Cherry Creek South Drive, Suite 670  •  Denver, CO 80209  •  Phone: (303) 830-7700

a.	BLADE will seek to consolidate its jet service offerings to this facility, where practical.

b.	BLADE will be responsible for investing in charging stations, sustainable power and other necessary infrastructure for when eVTOL aircraft become commercially available

5.	Confidentiality. Unless otherwise agreed to by the parties or required by law, order of a court of competent jurisdiction or the rules and regulations of any governmental authority, each party hereto agrees that the terms of this Alliance, or any information or documentation related to the negotiations of this Alliance or the resulting final agreements, are strictly confidential and should not be disclosed in whole or in part to any party other than Ross Aviation's and BLADE's legal counsel, financial and other advisors (i) who need to know such information in connection with the transactions contemplated hereby, (ii) who are informed by the relevant party of the confidential nature of such information, and (iii) who agree to be bound by the terms of this confidentiality provision. The term of this paragraph shall survive the expiration or termination of this Alliance.

It is expressly understood and agreed by Ross Aviation and BLADE that this Alliance is intended only as a summary of certain terms and conditions being discussed between the parties hereto with respect to the above-referenced transactions and in no event shall this Alliance be construed as a binding agreement enforceable against either party: provided, however, that the obligations under the heading "Confidentiality" shall be binding and enforceable obligations. Despite any continued negotiations between the parties, a binding commitment with respect to the transaction contemplated by this Alliance will result only from the execution of definitive written agreements. This Alliance is not intended to impose any obligation whatsoever on either party, including continuation of negotiations, execution of a lease or fueling agreement, or any obligation to negotiate in any way other than at arm's length. Neither party may rely on any past or future promises that are inconsistent with this paragraph. Prior to the time that definitive agreements are executed by Ross Aviation and Alliance, either party may terminate negotiations with the other party and enter into negotiations with entirely different parties.

We look forward to beginning a long, mutually beneficial relationship with BLADE. Please indicate your acceptance of the foregoing terms by signing where indicated below and returning a signed copy of this letter to me by January 7, 2021.

Sincerely,

Ross Aviation Operations, LLC

By:

Brian Corbett, Chief Executive Officer

3200 Cherry Creek South Drive, Suite 670  •  Denver, CO 80209  •  Phone: (303) 830-7700

Agreed and accepted this 7th day of January 2021.

BLADE Urban Air Mobility, Inc.

By:
Melissa Tomkiel, President - Fixed Wing

3200 Cherry Creek South Drive, Suite 670  •  Denver, CO 80209  •  Phone: (303) 830-7700